Exhibit 10.1
A S S U R A N T, I N C.
R E S T R I C T E D S T O C K U N I T A W A R D A G R E E M E N T
Time-Based Award for Non-Employee Directors

THIS AGREEMENT is entered into between Assurant, Inc., a Delaware corporation (the “Company”), and [participant name] (the “Participant”).

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.Grant, Vesting and Forfeiture of Restricted Stock Units.

(a)Grant. Subject to the provisions of this Award Agreement (this “Agreement”) and the provisions of the Amended and Restated Assurant, Inc. 2017 Long Term Equity Incentive Plan (the “Plan”), the Company hereby grants to the Participant, as of [grant date] (the “Grant Date”), [# of shares] Restricted Stock Units (the “Restricted Stock Units”), each with respect to one share of common stock of the Company, par value $0.01 per Share (“Common Stock”). All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.

(b)Vesting during the Restriction Period. Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest and shall no longer be subject to any restriction in three substantially equal annual installments on each of the first three anniversaries of the Grant Date (each a “Vesting Date” with respect to the portion of Restricted Stock Units scheduled to vest on such date and the period during which restrictions apply, the “Restriction Period”).

(c)Forfeiture; Termination of Continuous Service. Generally, upon the Participant’s Termination of Service with the Company, any unvested Restricted Stock Units are immediately forfeited. Notwithstanding the foregoing, (i) upon the Participant’s termination of Continuous Service due to the Participant’s Retirement (as defined below), then any unvested Restricted Stock Units shall immediately vest in full and are not forfeited; and (ii) upon the Participant’s termination of Continuous Service due to death or Disability, the Participant shall vest in a number of Restricted Stock Units equal to the excess, if any, of (A) the product of (x) the total number of Restricted Stock Units and (y) a fraction, the numerator of which is the number of full months from the Grant Date until the date of Termination of Service (provided that, for this purpose, the month in which the Grant Date occurs shall be considered a full month) and the denominator of which is thirty-six over (B) the number of Restricted Stock Units that previously vested as of the Termination of Service without respect to this provision. For purposes of this Agreement, employment with, or the performance of services for, the Company shall include employment with, or the performance of services for, the Company’s Affiliates and any successors. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the employ of the Company or any of its Affiliates, or to continue to perform services for the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Participant’s employment or performance of services at any time. For purposes of this Agreement, “Retirement” shall mean the Participant’s “separation from service” (within the meaning of Section 409A of the Code) on or after the date on which the Participant has reached at least age 55 and completed at least 5 consecutive years of service on the Board.

2.Settlement of Units. Upon the date of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) after the expiration of the Restriction Period, the Company shall deliver to the Participant or Participant’s personal representative, as soon as practicable after such date, and in no event later than 30 calendar days after such date, in book-position or certificate form, one Share that does not bear any restrictive legend for each vested Restricted Stock Unit.

3.Dividend Equivalents. The Participant shall have the right to receive Dividend Equivalents with respect to Shares underlying Restricted Stock Units that are outstanding under this Agreement. The Dividend Equivalents represent the right to receive an amount equal to the aggregate regular cash dividends that would have been paid to the Participant if the Participant had been the record owner, on each record date for a cash dividend during the period from the Grant Date through the date on which the applicable Restricted Stock Units are settled, cancelled or forfeited of a number of Shares equal to the applicable number of Restricted Stock Units that vest pursuant to this Agreement. The Dividend Equivalents shall be paid, in cash, at such time as the Shares underlying the Restricted Stock Units are settled in accordance with Section 2.

4.Nontransferability of the Restricted Stock Units. During the Restriction Period and until such time as the Restricted Stock Units are ultimately settled as provided in Section 2 above, the Restricted Stock Units and the Shares covered by the Restricted Stock Units shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Any purported or attempted transfer of such Shares or such rights shall be null and void.

5.Rights as a Stockholder. During the Restriction Period and until the Shares are settled as provided in Section 2 above, the Participant shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units (including, without limitation, any voting rights).

6.Adjustment; Change of Control. In the event of certain transactions during the Restriction Period, the Restricted Stock Units shall be subject to adjustment as provided in Section 3.6 of the Plan or any applicable successor provision under the Plan. In the event of a Change of Control before the Restricted Stock Units vest, the restrictions applicable to the Restricted Stock Units shall be determined in accordance with Section 10.1 of the Plan, and shall be settled within 5 calendar days after any full acceleration of vesting following a Change of Control as specified in Section 10.1 of the Plan; provided, however, that any Restricted Stock Units that constitute “nonqualified deferred compensation” as defined under Section 409A of the Code shall not be settled upon such Change of Control unless the Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code and will instead be settled at such time as specified in Section 2.

7.Payment of Transfer Taxes, Fees and Other Expenses. The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by a Participant in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

8.Taxes and Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local, foreign income, employment or other tax purposes with respect to any Restricted Stock Units, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Section 8, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant, including deducting such amount from the delivery of shares upon settlement of the Restricted Stock Units that gives rise to the withholding requirement.

9.Notices. Notices and other communications under this Agreement must be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Participant:
At the most recent address on file at the Company.
If to the Company:
Assurant, Inc.
260 Interstate N Cir SE
Atlanta, GA 30339
Attention: Corporate Secretary

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 9. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

10.Effect of Agreement. This Agreement is personal to the Participant and, without the prior written consent of the Company, shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11.Laws Applicable to Construction; Consent to Jurisdiction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Georgia without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Georgia. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.

12.Severability. If any one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable, the other provisions of this Agreement shall be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13.Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan. The Participant and the Company each acknowledges that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof.

14.Amendment. The Company may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Participant without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15.Section 409A of the Code. It is the intention of the Company that the Restricted Stock Units shall either (a) not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code or (b) comply in all respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, such that no delivery of Shares pursuant to this Agreement will result in the imposition of taxation or penalties as a consequence of the application of Section 409A of the Code. Shares in respect of any Restricted Stock Units that (i) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (ii) vest as a consequence of the Participant’s termination of Continuous Service shall not be delivered until the date that the Participant incurs a “separation from service” within the meaning of Section 409A of the Code (or, if the Participant is a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the date that is six months following the date of such “separation from service”). If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may, notwithstanding Section 14, make such an amendment, effective as of the Grant Date or any later date, without the consent of the Participant. Notwithstanding any provision of this Agreement or the Plan, in the event that any taxes or penalties are imposed on the Participant by reason of Section 409A of the Code, the Participant acknowledges and agrees that such taxes or penalties shall be the exclusive obligation of the Participant, and the Company shall have no liability therefor.

16.Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

17.Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, which together shall constitute one and the same original. This Agreement may be executed and delivered electronically and upon such delivery an electronic signature or an electronic acceptance will be deemed to have the same effect as if the original signature had been delivered to the other party.

Assurant, Inc.
By:

Its:
ACCEPTANCE OF AGREEMENT:
Participant hereby: (a) acknowledges that Participant has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the plan description pertaining to the Plan; (b) accepts this Agreement and the Restricted Stock Units granted to Participant under this Agreement subject to all provisions of the Plan and this Agreement; (c) represents that Participant understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if Participant manually signed the Agreement; and (d) agrees that no transfer of the Shares delivered in respect of the Restricted Stock Units may be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

Participant’s Signature

Date